SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
WESTERN RESERVE BANCORP, INC.
(Exact Name of Registrant as specified in its Charter)

OHIO	31-1566623
(State of Incorporation)	(IRS Employer Identification No.)
4015 Medina Road
Medina, Ohio 44256
(Address of principal executive offices, including zip code)
WESTERN RESERVE BANCORP, INC.
AMENDED AND RESTATED 1998 STOCK OPTION PLAN
(Full Title of the Plan)
Mrs. Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
Western Reserve Bancorp, Inc.
4015 Medina Road
Medina, Ohio 44256
(330) 764-3131
(Name, address and telephone number of agent for service)
Copies to:
Thomas C. Blank, Esq.
Shumaker, Loop & Kendrick, LLP
North Courthouse Square
1000 Jackson
Toledo, Ohio 43624
(419) 241-9000
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered	per Share(1)	Price(1)	Fee
Common Shares, no par value	125,000	$30.125	$3,765,625	$115.60

(1)	This figure has been estimated solely for the purpose of determining the registration fee. The figure was calculated pursuant to Rule 457(c) using the average of the high and low bid and asked prices for the common shares of Western Reserve Bancorp, Inc. (the “Company” or “Registrant”) as of May 25, 2007 (a date within five business days prior to the filing of this registration statement).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Form S-8 Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
          The following documents filed or to be filed by the Company or the Plan with the Commission are incorporated by reference in this Registration Statement:
     (a) The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.
     (b) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the Form 10-KSB referred to in clause (a) above.
     (c) The description of the Common Shares of the Company contained in the Company’s registration statement on Form SB-2, as originally filed with the Securities and Exchange Commission on December 29, 1997 and amended on February 12, 1998.
     (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.
ITEM 4. DESCRIPTION OF SECURITIES
          Not applicable.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
          Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Section 1701.13(E) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Section 1701.13(E)(4) provides various methods by which a corporation may determine whether an individual or individuals have met the requisite standard of conduct. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not satisfy the requisite standard of conduct.
          Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets. Again, Section 1701.13(E)(4) provides the methods by which the Company may determine whether an individual or individuals have met the requisite standard of conduct for indemnification under this section.
          Section 1701.13(E)(3) requires indemnification for expenses, including attorneys fees, to the extent that any director, trustee, officer, employee, member, manager or agent has been successful on the merits or otherwise in the defense of action or proceeding described under Sections (E)(1) and (E)(2). Additionally, Section 1701.13(E)(5) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both (1) repay such amount if it is proved by clear and convincing evidence that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (2) reasonably cooperate with the corporation concerning the action, suit, or proceeding.
          Section 1701.13(E)(6) provides that the indemnification provided under Section 1701.13(E) shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or code of regulations of

Registrant. Furthermore, Section 1701.13(E)(7) authorizes a corporation to purchase and maintain insurance, or furnish similar protection, on behalf of any person who is or was a director, officer, employee, or agent of the corporation against any liability asserted against the individual and incurred by the individual in such capacity whether or not the corporation would have the power to indemnify the individual against liability under Section 1701.13(E).
          The directors and officers of the Registrant are also entitled to indemnification from the Registrant pursuant to its Amended and Restated Articles of Incorporation, Article EIGHTH of which provides as follows:
The Corporation shall indemnify its present and past Directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. Additionally, and subject to the limitations set forth below, the Corporation shall indemnify its present and past Directors for personal liability for monetary damages resulting from breach of their fiduciary duty as Directors. Notwithstanding the above, no indemnification for personal liability shall be provided for: (i) any breach of the Directors’ duty of loyalty to the Corporation or its stockholder; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which the Director derived an improper personal benefit.
     Registrant also carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officer of its subsidiaries in certain circumstances.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
          Not applicable.
ITEM 8. EXHIBITS
          The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Number	Exhibit

5	Opinion of Shumaker, Loop & Kendrick, LLP as to the legality of the Securities

23.1	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney

99	Amended and Restated Western Reserve Bancorp, Inc. 1998 Stock Option Plan

ITEM 9. UNDERTAKINGS
     The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Medina, Ohio, on May 31, 2007.

By:	/s/ Edward J. McKeon
Edward J. McKeon
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. McKeon	President,	May 31, 2007
Edward J. McKeon	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Cynthia A. Mahl	Senior Vice President	May 31, 2007
Cynthia A. Mahl	Chief Financial Officer and Treasurer
(Principal Financial Officer and
Principal Accounting Officer)
Directors*

Roland H. Bauer
Dr. Bijay Jayaswal
P. M. Jones
Ray E. Laribee
C. Richard Lynham
R. Hal Nichols
Rory H. O’Neil
Michael R. Rose
Glenn M. Smith
Thomas A. Tubbs

*	For each of the above directors pursuant to power of attorney filed with this Registration Statement.

By:	/s/ Edward J. McKeon	May 31, 2007
Edward J. McKeon, Attorney-in-Fact
(pursuant to power of attorney)

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the undersigned members of the Compensation Committee, which committee administers the Plan, have duly signed this Registration Statement, in Medina, Ohio, on May 17, 2007.
/s/ R. Hal Nichols
R. Hal Nichols, Chairman
/s/ Roland H. Bauer
Roland H. Bauer
/s/ Ray E. Laribee
Ray E. Laribee
/s/ Rory H. O’Neil
Rory H. O’Neil
/s/ Thomas A. Tubbs
Thomas A. Tubbs